Exhibit 99.4

Congress Financial	Congress Financial Corporation (Canada) 141 Adelaide Street West, Suite #1500 Toronto, Ontario Canada M5H 3L9 Tel 416 364-6080 Fax 416 364-6068

WACHOVIA LOGO APPEARS HERE

December 15, 2003

Lazard Freres & Co. LLC

1 First Canadian Place

Suite 4610

Toronto, Ontario

M5X 1E2

Attention:	Mr. Ben Babcock
Director

Re:	SMTC Corporation – Refinancing

Dear Mr. Babcock:

Pursuant to our conversation, we wish to confirm that the credit committee of Congress has approved the proposed financing by Congress of SMTC Corporation (“the Company”), as contemplated by our proposal letter to you dated September 4, 2003 subject to the various terms and conditions outlined in the proposed letter and as required by our credit committee in connection with its approval subject to the following terms and conditions:

1.	Our approval amount provides a secured revolving credit and term loan facility of up to $50,000,000 to the Company (the “Credit Facility”) to be used to repay certain existing indebtedness of the Company, pay certain transaction expenses, and for future working capital of the Company.

2.	A term loan of up to the lesser of: (i) $2,000,000 or (ii) ninety (90%) percent of the Net Forced Sale Value of eligible equipment (the “Term Loan”). Eligible equipment will be determined by us and, in general, shall exclude fixtures, equipment subject to a security interest or lien of any other person or entity, leased equipment and worn-out or obsolete equipment. Amortization: The Term Loan will amortize monthly on a thirty-six (36) month straight line basis with the final payment due on the earlier of (i) thirty-sixth month or (ii) the termination of the Credit Facility.

3.	Loans of up to the lesser of: (i) fifty (50%) percent of the value of eligible raw material and finished goods inventory of the Company, valued at the lower of cost or market, as determined by us, with cost determined under the first-in-first-out method; or (ii) eighty-five (85%) percent of the appraised value of such eligible inventory and/or categories thereof, expressed as a percentage of cost value, and shall be net of estimated liquidation expenses. Appraisals shall be conducted on a “Orderly Liquidation Basis” at the expense of the Company, by independent appraisers acceptable to us. Generally, eligible inventory will exclude work-in-process, packaging, slow-moving or obsolete inventory, inventory located at Chihuahua,

Mexico, and those other items which do not constitute collateral acceptable for lending purposes pursuant to criteria established by us. the maximum amount of loans available in respect of eligible inventory shall not exceed $5,000,000 at any time, notwithstanding the total value of eligible inventory. Initial raw material and finished goods inventory advance rate shall be 37%.

4.	Letters of credit arranged through us (“LCs”) of up to an aggregate amount at any time outstanding of $1,000,000, included within the overall revolving Credit Facility. LC Reserves Against Availability: Reserves against the revolving loans otherwise available equal to (i) one hundred (100%) percent minus the percentage set forth above for the inventory lending formula multiplied by the cost of the goods being purchased with the LC, plus (ii) duty, freight and cost of transport within Canada, will be required when opening LCs for the purpose of purchasing eligible inventory. LCs which are opened for other purposes approved by us will require reserves of one hundred percent (100%) of the amount of such LCs. Letter of Credit Fee: One and one half (1.50%) percent per annum on the daily outstanding balance of the LCs payable monthly in arrears. All applicable bank and opening charges will be in addition to our fee and charged to the loan account of the Company.

5.	Unused Line Fee: One quarter of one (0.25%) percent per annum on the difference between the average monthly balance of revolving and term loans outstanding under the Credit Facility and $50,000,000, payable monthly.

6.	The prescribed amount of opening excess availability at closing (as indicated in paragraph 10(d) of our proposal letter dated September 4, 2003) shall not be less than $8,000,000.

7.	With respect to financial covenants, the loan documents will include only one financial covenant. Such financial covenant will require the Company to maintain tangible net worth in an amount to be determined, which amount will be acceptable to us and to the Company. Furthermore, the financial covenant will incorporate a step-up, based upon a percentage of actual net worth as indicated by the Company’s audited financial statements.

8.	The Company shall provide to Congress on a timely basis, monthly financial statements incorporating Balance Sheets, Income Statements and Statements of Cash Flows.

9.	Prior to close, Congress shall execute an acceptable Inter-Creditor Agreement with the subordinated debt provider. Minimum excess availability of $10,000,000 shall be maintained after any scheduled payment.

10.	All foreign accounts receivable with exception of IBM shall be ineligible unless Congress receives satisfactory Export Development Canada insurance or acceptable guarantee from the customers’ US parents.

11.	Inventory at IBM hubs shall be eligible with satisfactory Take or Pay Agreement or Non-Offset Agreement.

12.	Bill & Hold accounts receivable shall be eligible with satisfactory billing authorization letters.

13.	Contra Accounts to be ineligible unless Congress obtains satisfactory Non-Offset Agreements.

As stated in the proposal letter, the proposed financing will need to close within forty-five (45) days of the date of our credit committee’s approval. In view of this requirement and based on our conversations, we would like to suggest that we set January 28, 2004 as our intended closing date. Obviously, out ability to achieve this goal will depend on, among other things, whether all conditions to the financing are completed by such date. We hope that you will be able to provide the necessary information and materials to enable us to satisfy the conditions to financing within such time frame.

In order to be in a position to close, we will need, among other things, to be able to determine to our satisfaction the amount of the loans available to the Company pursuant to the lending formulas and applicable eligibility criteria. To enable us to determine the amount of the loans available to the Company at closing, we will need as a condition of closing to have received all necessary collateral information and reporting in a form and manner satisfactory to us, including current agings of receivables, current perpetual inventory records and/or rollforwards of accounts and inventory through the date of closing, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable us to accurately identify and verify the eligible collateral at or before closing. Without limiting any of the other conditions of closing, please indicate your acknowledgement and agreement that our receipt of such information in a form satisfactory to us is a condition of the closing of our financing arrangements by signing in the space provided below.

Please note that nothing in this letter should be construed as a commitment by us to lend. As set forth in our proposal letter, such a commitment will only arise pursuant to a commitment letter from us which expressly so states. This is not a commitment letter.

We would also ask you to return this signed letter with a cheque in the amount of $50,000, payable to Congress Financial Corporation (Canada), as a deposit against legal fees.

We look forward to continuing to working with you and your colleagues.

Very truly yours,

/s/    Wayne R. Ehgoetz

Wayne R. Ehgoetz

President

CONGRESS FINANCIAL CORPORATION (CANADA)

CC: Marwan Kubursi, Chief Financial Officer, SMTC Corporation

ACKNOWLEDGED AND AGREED:

SMTC Corporation

By:	/s/ Marwan Kubursi

Title:	Chief Financial Officer

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